Exhibit 10.48

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is entered into as of the 10th day of March, 2016, by and between Grid Petroleum Corp. a Nevada corporation, (the “Company”), and Robert Stillwaugh, an individual (the “Executive”).

INTRODUCTION

WHEREAS, the Company desires to engage the Executive under the title and capacity set forth on Schedule A hereto and the Executive desires to be engaged by the Company in such capacity, subject to the terms of this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1.          Engagement Period. The term of the Executive’s engagement by the Company pursuant to this Agreement (the “Engagement Period”) shall commence upon the Effective Date as set forth on Schedule A hereto (the “Effective Date”) and shall continue for that period of calendar months from the Effective Date as set forth on Schedule A hereto. Thereafter, the Engagement Period shall automatically renew for successive periods of one (1) year each, unless either party shall have given to the other at least sixty (60) days’ prior written notice of their intention not to renew the Executive’s engagement prior to the end of the Engagement Period or the then applicable renewal term, as the case may be. In any event, the Engagement Period may be terminated as provided herein.

2.          Engagement; Duties.

(a)          General.  Subject to the terms and conditions set forth herein, the Company shall engage the Executive to act for the Company during the Engagement Period in the capacity set forth on Schedule A hereto, and the Executive hereby accepts such engagement. The duties and responsibilities of the Executive shall include such duties and responsibilities appropriate to such office as the Company’s Board of Directors (the “Board”) may from time to time reasonably assign to the Executive, as initially specified on Schedule A attached hereto, with such authority and responsibilities, including Company-wide executive, administrative and finance functions as are normally associated with and appropriate for such position.

(b)          Executive recognizes that during the period of Executive's engagement hereunder, Executive owes an undivided duty of loyalty to the Company, and Executive will use Executive's good faith efforts to promote and develop the business of the Company and its subsidiaries (the Company’s subsidiaries from time to time, together with any other affiliates of the Company, the “Affiliates”). Executive shall devote the required time, attention and skills to the performance of Executive’s services as an executive of the Company. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the industry from time to time.

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(c)          However, the parties agree that: (i) Executive may devote a reasonable amount of his time to civic, community, or charitable activities and may serve as a director of other corporations (provided that any such other corporation is not a competitor of the Company, as determined by the Board) and to other types of business or public activities not expressly mentioned in this paragraph; and (ii) Executive may participate as a non-employee director, employee and/or investor in other companies and projects as described by Executive to the Board, so long as Executive’s responsibilities with respect thereto do not conflict or interfere with the faithful performance of his duties to the Company.

3.          Base Salary. The Executive shall be entitled to receive a salary from the Company during the Engagement Period at a rate per year indicated on Schedule A hereto (the “Base Salary”). Once the Board has established the initial Base Salary, the Board will evaluate Executive’s annual performance and if warranted may increase Base Salary by a minimum of ten percent (10%) on each anniversary of the Effective Date, at the Board’s sole discretion. The parties expressly agree that what the Executive receives now or in the future, in addition to the regular Base Salary, whether this be in the form of benefits or regular or occasional aid/assistance, such as meals, vehicle, lodging or occasional bonuses or anything else he receives during the Engagement Period and any renewals thereof, in cash or in kind, shall not be deemed as salary. However, because the Company is a public company subject to the reporting requirements of, inter alia, the US Securities and Exchange Commission (the “SEC”), both parties acknowledge that the Executive’s annual compensation (as determined by the rules of the SEC or any other regulatory body or exchange having jurisdiction), which may include some or all of the foregoing, will be publicly disclosed, as required.

(a)          Expense Reimbursement. The Company shall reimburse the Executive for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Engagement Period in the performance of Executive’s services under this Agreement, provided that the Executive furnishes to the Company appropriate documentation required by the Internal Revenue Code in a timely fashion in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

4.          Termination; Compensation Due. The Executive's engagement hereunder may terminate, and the Executive’s right to compensation for periods after the date the Executive’s engagement with the Company terminates shall be determined, in accordance with the provisions of paragraphs (a) through (e) below:

(a)          Voluntary Resignation; Termination without Cause.

(i) Voluntary Resignation. The Executive may terminate his engagement at any time upon thirty (30) days prior written notice to the Company. In the event of the Executive’s voluntary termination of his engagement other than for Good Reason (as defined below), the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 3 or 4 above.

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(ii) Termination without Cause. The Executive is engaged “at will” and the Company may terminate the Executive’s engagement with the Company at any time with or without cause, by delivery to the Executive of a written notice of termination from the Board of Directors of the Company.

(b)          Immediate Discharge for Cause (Incurable). Upon written notice to the Executive, the Company may terminate the Executive’s engagement for “Cause”, and with immediate effect, of any of the following events;

(i) the Executive’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(ii)  the Executive’s engaging in any act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence in each case, that is materially injurious to the Company or any of its Affiliates;

(iii)  the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company; or

(iv) any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates

(c)          Discharge for Cause (Curable). Upon written notice to the Executive, the Company may terminate the Executive’s engagement for “Cause”, and with immediate effect, of any of the following events, if Executive has not cured the item that has been identified to be in breech within a thirty (30) day period:

(i) the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him as assigned by the Board of Directors; or

(ii) the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company

In the event the Executive is terminated for Cause, the Company shall have no obligation to make payments to the Executive, except as otherwise required by law, for periods after the Executive's engagement with the Company is terminated on account of the Executive's discharge for Cause except for any accrued and unpaid compensation through the date of such termination.

(d)          Disability. The Company shall have the right, but shall not be obligated to terminate the Executive's engagement hereunder in the event the Executive becomes disabled such that he is unable to discharge his duties to the Company for a period of ninety (90) consecutive days or one hundred twenty (120) days in any one hundred eighty (180) consecutive day period, provided longer periods are not required under applicable local labor regulations (a "Permanent Disability").

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(e)          Death. The Executive's engagement hereunder shall terminate upon the death of the Executive. The Company shall have no obligation to make payments to the Executive except as otherwise required by law.

(f)          Termination for Good Reason. The Executive may terminate this Agreement at any time for Good Reason. The Executive shall not have any further rights under this Agreement or otherwise to receive any other compensation or benefits after such resignation. For the purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express written consent):

(i) the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date;

(ii) removal of the Executive from his position as indicated on Schedule A hereto, or the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed under this Agreement, within twelve (12) months after or in anticipation of a Change of Control (as defined below);

(iii) a reduction by the Company in the then applicable Base Salary or other compensation, or failure to timely pay Executive’s Base Salary for more that 4 consecutive pay periods or thirteen or more pay periods in a one-year period without Executive’s prior consent;

(iv) the taking of any action by the Company that would, directly or indirectly, materially reduce the Executive’s benefits without executives prior consent, unless said reduction is pari passu with other senior executives of the Company; or

(v) a breach by the Company of any material term of this Agreement that is not cured by the Company within 30 days following receipt by the Company of written notice thereof

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the shares of the outstanding equity securities of the Company, (ii) a merger or consolidation of the Company in which the Company does not survive as an independent company or upon the consummation of which the holders of the Company’s outstanding equity securities prior to such merger or consolidation own less than 50% of the outstanding equity securities of the Company after such merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of common stock or securities convertible into common stock directly from the Company, or (B) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

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(g)          Notice of Termination. Any termination of engagement by the Company or the Executive shall be communicated by a written ‘‘Notice of Termination’’ to the other party hereto given in accordance with this Agreement. In the event of a termination by the Company for Cause or by Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s engagement under the provision so indicated and (iii) specify the date of termination, which date shall be the date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(h)          Resignation from Directorships and Officerships.  The termination of the Executive’s engagement for any reason will constitute the Executive’s resignation from any director, officer or position the Executive has with the Company or any of its Affiliates. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

5.          Non-Competition; Non-Solicitation.

(a)          For the duration of the Engagement Period and, unless the Company terminates the Executive’s engagement without Cause or Executive terminates his engagement for Good Reason, during the Severance Period (the “Non-compete Period”), the Executive shall not, directly or indirectly, except as specifically provided in Section 2(c), own, manage, operate, finance or control a directly competitive entity that engages or conducts business in an identical manner to the Company; provided, however, that the Executive may own less than 10% in the aggregate of the outstanding shares of any class of securities of any enterprise other than any such enterprise with which the Company competes or is currently engaged in a joint venture, if such securities are listed on any national or regional securities exchange or have been registered under Section 12(b) or (g) of the Exchange Act. Notwithstanding the foregoing, if the Executive shall present to the Board any opportunity within the scope of the prohibited activities described above, and the Company shall not elect to pursue such opportunity within a reasonable time, then the Executive shall be permitted to pursue such opportunity, subject to the requirements of Section 2(c).

(b)          During the Engagement Period and for a period of three (3) months following termination of the Executive’s engagement with the Company, the Executive shall not:

(i) persuade, solicit or hire, or attempt to recruit, persuade, solicit or hire, any employee, or independent contractor of, or consultant to, the Company, or its Affiliates, to leave the engagement (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an engagement agreement; or

(ii) attempt in any manner to solicit or accept from any customer or client of the Company or any of its Affiliates, with whom the Company or any of its Affiliates had significant contact during the term of the Agreement, business of the kind or competitive with the business done by the Company or any of its Affiliates with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company or any of its Affiliates or if any such customer elects to move its business to a person other than the Company or any of its Affiliates, provide any services (of the kind or competitive with the Business of the Company or any of its Affiliates) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person.

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The Executive recognizes and agrees that because a violation by the Executive of his obligations under this Section 5 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. The Executive expressly agrees that the character, duration and scope of the covenant not to compete are reasonable in light of the circumstances, as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of the Executive, on the one hand, and the Company, on the other, that the covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant not to compete.

6.          Inventions and Patents. Unless any inventions, innovations, improvements, know-how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) are presented to the Board of Directors by Executive and approved by the Board of Directors for Ownership by Executive, the Executive acknowledges that all inventions, innovations, improvements, know-how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) which related to any of the Company’s actual or proposed business activities and which are created, designed or conceived, developed or made by the Executive during the Executive’s past or future engagement by the Company or any Affiliates, or any predecessor thereof (“Work Product”), belong to the Company, or its Affiliates, as applicable. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” and ownership of all right title and interest shall rest in the Company. The Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by law, all right, title and interest in the Work Product, on a worldwide basis, to the Company to the extent ownership of any such rights does not automatically vest in the Company under applicable law. The Executive will promptly disclose any such Work Product to the Company and perform all actions requested by the Company (whether during or after engagement) to establish and confirm ownership of such Work Product by the Company (including without limitation, assignments, consents, powers of attorney and other instruments).

7.          Confidentiality Covenants.

(a)          The Executive understands that the Company and/or its Affiliates, from time to time, may impart to the Executive confidential information, whether such information is written, oral or graphic.

For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (i) is proprietary to, about or created by the Company or its Affiliates, (ii) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (iii) is designated as Confidential Information by the Company or its Affiliates, is known by the Executive to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company or its Affiliates, or (iv) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

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(i) Internal personnel and financial information of the Company or its Affiliates, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

(ii) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

(iii) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

(iv) Confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

The Executive hereby acknowledges the Company’s exclusive ownership of such Confidential Information.

(b)          The Executive agrees as follows: (1) only to use the Confidential Information to provide services to the Company and its Affiliates; (2) only to communicate the Confidential Information to fellow employees, agents and representatives on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information, except as may be required by law or otherwise authorized by the Board. Upon demand by the Company or upon termination of the Executive’s engagement, the Executive will deliver to the Company all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, which are in the Executive’s possession, custody or control.

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8.          Representation. The Executive hereby represents that the Executive’s entry into this Consulting Agreement and performance of the services hereunder will not violate the terms or conditions of any other agreement to which the Executive is a party.

9.          Arbitration. In the event of any breach arising from the performance of this Agreement, either party may request arbitration. In such event, the parties will submit to arbitration by a qualified arbitrator with the definition and laws of the State of Nevada. Such arbitration shall be final and binding on both parties.

10.          Governing Law/Jurisdiction. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of Nevada without regard to the conflicts of laws principles thereof.

11.          Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels (i) any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

12.          Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by telecopy (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

To the Company at:

Grid Petroleum Corp.

412 N. Main Street

Suite 100

Buffalo, WY 82834

To the Executive at:

Address listed on Schedule A attached hereto.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the fifth business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.

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13. Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

14. Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

15. Successors and Assigns. This Agreement shall be binding upon the Company and any successors and assigns of the Company. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company may assign this Agreement and its right and obligations hereunder, in whole or in part. For purposes of this Agreement, successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, limited liability company, or other entity that acquires a majority of the stock or assets of the Company by sale, merger, consolidation, liquidation, or other form of transfer. In such a case, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Without limiting the foregoing, unless the context otherwise requires, the term “Company” includes all Affiliates of the Company.

16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories. Signatures may be given by facsimile or other electronic transmission, and such signatures shall be fully binding on the party sending the same.

17. Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

18. Opportunity to Seek Advice. The Executive acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement, that the Executive is fully aware of its legal effect, and that Executive has entered into it freely based on the Executive’s judgment and not on any representations or promises other than those contained in this Agreement.

19. Withholding and Payroll Practices. All salary, severance payments, bonuses or benefits payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices.

[The Remainder of this Page Left Intentionally Blank – Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE

By: /s/ Robert Stillwaugh

Name: Robert Stillwaugh

Title: Chairman of the Board

Grid Petroleum Corp.

By: /s/ Edward Aruba

Name: Edward Aruba

Title: Director

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Schedule A

1.	Effective Date: March 10th, 2016
2.	Engagement Period: 24 months
a.	Title: Robert Stillwaugh, Chairman of the Board

b.	Executive Duties:

Executive’s duties and responsibilities shall generally include all rights, duties and responsibilities customarily associated with the executive position of Chairman of the Board. During the term of this Agreement, Executive shall oversee the Board of Directors of the Company. Any change of Executive’s position, rights, responsibilities, duties, reporting obligations, compensation, benefits or job description or any change in the control or ownership of the Company, without the express written consent of Executive, shall constitute a material breach of this Agreement and, at the discretion of Executive, may be treated as a constructive termination of the engagement relationship without just cause subject to all the rights and obligation associated with the termination provisions provided in this Agreement. Executive shall have the following specific duties and obligations:

•	Oversee all aspects of the operations, product development and sales of the Company as the Chairman;
•	Receive regular and direct reports from all executive officers of the Company;
•	Advise the Board of Directors of the Company regarding all aspects of the management, operations and finances of the Company;
•	Evaluate, as a secondary resource, all communications regarding the affairs of the Company to the media, community and industry resources and all other outside concerns;
•	Evaluate the vision, strategies and objectives that drive and direct all aspects and affairs of the Company; and
•	Motivate all officers, managers and Executives in the development of an appropriate business culture and ethic.
3.	Base Salary: $125,000 annual salary, accruable at 6% interest.
4.	Other Benefits: Determined by the Board of Directors on a case-by-case basis.
5.	Executive Mailing Address:

412 N. Main Street

Suite 100

Buffalo, WY 82834

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